Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXA CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Exa Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Exa Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on March 18, 1998 under the name Exa Corporation.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Exa Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Seventy Million (170,000,000) shares, consisting of (i) Ninety-Two Million One Hundred Sixty-Five Thousand (92,165,000) shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) Seventy-Seven Million Eight Hundred Thirty-Five Thousand (77,835,000) shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

I. PREFERRED STOCK

1. Number of Shares. The Corporation shall have nine series of Convertible Preferred Stock. The series of Convertible Preferred Stock designated and known as “Series A Preferred Stock” shall consist of Two Million Five Hundred Thousand (2,500,000) shares (the “Series A Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series B Preferred Stock” shall consist of Four Million One Hundred Thousand (4,100,000) shares (the “Series B Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series C Preferred Stock” shall consist of Four Million (4,000,000) shares (the “Series C Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series D Preferred Stock” shall consist of Four Hundred Seventy-Five Thousand (475,000) shares (the “Series D Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series E Preferred Stock” shall consist of One Million (1,000,000) shares (the “Series E Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series F Preferred Stock” shall consist of One Million Six Hundred Sixty Thousand (1,660,000) shares (the “Series F Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series G Preferred Stock” shall consist of Twenty-Five Million (25,000,000) shares (the “Series G Preferred Stock”), the series of Convertible Preferred Stock designated and known as “Series H Preferred Stock” shall consist of Thirty-Five Million (35,000,000) shares (the “Series H Preferred Stock”), and the series of Convertible Preferred Stock designated and known as “Series I Preferred Stock” shall consist of Four Million One Hundred Thousand (4,100,000) shares (the “Series I Preferred Stock”). The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Series I Stock are referred to herein collectively as the “Preferred Stock,” and the Series H Preferred Stock and the Series I Preferred Stock are referred to herein collectively as the “Senior Preferred Stock”.

2. Voting. Except as otherwise provided by law or by this Certificate of Incorporation, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred Stock, each share of Series B Preferred Stock, each share of Series C Preferred Stock, each share of Series D Preferred Stock, each share of Series E Preferred Stock, each share of Series F Preferred Stock, each share of Series G Preferred Stock, each share of Series H Preferred Stock and each share of Series I Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock or Series I Preferred Stock, as the case may be, is then convertible.

3. Dividends. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.157 per share, the holders of Series D Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.314 per share, the holders of Series E Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.20 per share, the holders of Series F Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.23 per share, the holders of Series G Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.23 per share, the holders of Series H Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.23 per share, and the holders of Series I Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.148 per share (appropriately adjusted in all cases for stock dividends, stock splits, reverse stock splits, and other subdivisions and combinations of Preferred Stock) (the “Series A, Series B and Series C Accruing Dividends”, the “Series D Accruing Dividend”, the “Series E Accruing Dividend”, the “Series F Accruing Dividend”, the “Series G Accruing Dividend”, the “Series H Accruing Dividend” and the “Series I Accruing Dividend”, respectively, and each, an “Accruing Dividend”). The Series A, Series B and Series C Accruing Dividends, the Series D Accruing Dividend, the Series E Accruing Dividend, the Series F Accruing Dividend, the Series G Accruing Dividend, the Series H Accruing Dividend and the Series I Accruing Dividend shall accrue from day to day, whether or not earned or declared, and shall be cumulative from and after the date on which such share of Preferred Stock was originally issued by the Corporation to the original holder thereof (the “Original Issue Date”). No Accruing Dividend shall be declared or paid with respect to any series of Preferred Stock unless an Accruing Dividend is declared or paid, as the case may be, with respect to each series of Preferred Stock, which dividend shall represent equal proportions of Accruing Dividends of accrued and unpaid dividends with respect to each series. No dividend shall be declared or paid with respect to the Common Stockholders unless accrued dividends are paid to the Preferred Stockholders.

4. Liquidation. The holders of shares of Preferred Stock shall have the following rights upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

4A. Preferred Stock Liquidation Preferences. Subject to the provisions of Section 4B below, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the holders of the shares of Series D Preferred Stock, the holders of the shares of Series E Preferred Stock, the holders of the shares of Series F Preferred Stock, the holders of the shares of Series G Preferred Stock, the holders of the shares of Series H Preferred Stock and the holders of the shares of Series I Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid an amount equal to the greater of (i) $1.57 per share in the case of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, $3.14 per share in the case of the Series D Preferred Stock, $2.00 per share in the case of the Series E Preferred Stock, $2.30 per share in the case of the Series F Preferred Stock, $2.30 per share in the case of the Series G

Preferred Stock, $2.30 per share in the case of the Series H Preferred Stock and $1.48 per share in the case of the Series I Preferred Stock (appropriately adjusted in all cases for stock dividends, stock splits, reverse stock splits, and other subdivisions and combinations of Preferred Stock) (such per share price, as adjusted, for the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is referred to herein individually as the “Series A Price” or the “Series B Price” or the “Series C Price” and collectively as the “Series A, Series B and Series C Price”, for the holders of the Series D Preferred Stock as the “Series D Price”, for the holders of the Series E Preferred Stock as the “Series E Price”, for the holders of the Series F Preferred Stock as the “Series F Price”, for the holders of the Series G Preferred Stock as the “Series G Price” , for the holders of the Series H Preferred Stock as the “Series H Price”) and for the holders of the Series I Preferred Stock as the “Series I Price”) plus, in the case of each share, an amount equal to the Series A, Series B and Series C Accruing Dividends in the case of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Series D Accruing Dividend in the case of Series D Preferred Stock, the Series E Accruing Dividend in the case of Series E Preferred Stock, the Series F Accruing Dividend in the case of Series F Preferred Stock, the Series G Accruing Dividend in the case of Series G Preferred Stock, the Series H Accruing Dividend in the case of Series H Preferred Stock and the Series I Accruing Dividend in the case of Series I Preferred Stock unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, and (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Preferred Stock shall not be entitled to any further payment. Such amount payable with respect to (i) one share of Series A Preferred Stock being sometimes referred to herein as the “Series A Liquidation Preference”, (ii) one share of Series B Preferred Stock being sometimes referred to herein as the “Series B Liquidation Preference”, (iii) one share of Series C Preferred Stock being sometimes referred to herein as the “Series C Liquidation Preference”, (iv) one share of Series D Preferred Stock being sometimes referred to herein as the “Series D Liquidation Preference”, (v) one share of Series E Preferred Stock being sometimes referred to herein as the “Series E Liquidation Preference”, (vi) one share of Series F Preferred Stock being sometimes referred to herein as the “Series F Liquidation Preference”, (vii) one share of Series G Preferred Stock being sometimes referred to herein as the “Series G Liquidation Preference”, (viii) one share of Series H Preferred Stock being sometimes referred to herein as the “Series H Liquidation Preference”, and one share of Series I Preferred Stock being sometimes referred to herein as the “Series I Liquidation Preference”. Subject to the provisions of subsection 4B below, if upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Preferred Stock shall be insufficient to permit payment to the holders of Preferred Stock of the amounts distributable as aforesaid, then such assets shall be distributed pro rata to holders of Preferred Stock in accordance with the respective amounts which would have been distributed to such holders if such assets had been sufficient to pay each of the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series D Liquidation Preference, the Series E Liquidation Preference, the Series F Liquidation Preference, the Series G Liquidation Preference, the Series H Liquidation Preference and the Series I Liquidation Preference in full, until such holders shall have received the full aggregate Series A Price, Series B Price, Series C Price, Series D Price, Series E Price, Series F Price, Series G Price, Series H Price or Series I Price, respectively, for their shares of Preferred Stock. After distribution to the holders of Preferred Stock of the full aggregate Series A Price, Series B Price, Series C Price, Series D Price, Series E Price, Series F Price, Series G Price, Series H Price and Series I Price for their shares of Preferred Stock, if any funds remain available for distribution, Series A, Series B and Series C Accruing Dividends, the Series D Accruing Dividend, the Series E Accruing Dividend, the Series F Accruing Dividend, the Series G Accruing Dividend, the Series H Accruing Dividend and the Series I Accruing Dividend shall be distributed, pro rata, in proportion to the total of accrued and unpaid Accruing Dividends with respect to each series to holders of Preferred Stock based upon the amounts of Series A, Series B and Series C Accruing Dividends with respect to shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the amount of Series D Accruing Dividends with respect to shares of Series D Preferred Stock, the amount of Series E Accruing Dividends with respect to shares of Series E Preferred Stock, the amount of Series F Accruing Dividends with respect to shares of Series F Preferred Stock, the amount of Series G Accruing Dividends with respect to shares of Series G Preferred Stock, the amount of Series H Accruing Dividends with respect to shares of Series H Preferred Stock and the amount of Series I Accruing Dividends with respect to shares of Series I Preferred Stock held by them until the Series A, Series B and Series C Accruing Dividends, the Series D Accruing Dividend, the Series E Accruing Dividend, the Series F Accruing Dividend, the Series G Accruing Dividend, the Series H Accruing Dividend and the Series I Accruing Dividend are paid in full. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of shares of Common Stock in proportion to the number of shares of Common Stock owned by such holders. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference, Series E Liquidation Preference, Series F Liquidation Preference, Series G Liquidation Preference, Series H Liquidation Preference or Series I Liquidation Preference as the case may be, and the place where said liquidation preferences shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock and such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4 unless the holders of all outstanding shares of the Corporation’s voting stock immediately prior to such transaction or series of transactions hold, immediately following the consummation of such transaction or series of transactions, more than a majority of the voting stock of such entity or entities or affiliate thereof, or of the transferee of the assets of the Corporation, as the case may be.

4B. Alternative Senior Preferred Stock Liquidation Preference. Notwithstanding anything to the contrary contained in Section 4A above, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series H Preferred Stock and the holders of the shares of Series I Preferred Stock shall receive the greater of: (i) with respect to holders of Series H Preferred Stock, the Series H Liquidation Preference (with respect to each share of Series H Preferred Stock) and, with respect to holders of Series I Preferred Stock, the Series I Liquidation Preference (with respect to each share of Series I Preferred Stock), in each case to be paid pro rata with all other series of Preferred Stock pursuant to Section 4A above, and (ii) with respect to holders of Series H Preferred Stock, $.25 per share of Series H Preferred Stock (with respect to each share of Series H Preferred Stock) plus all accrued Series H Special Liquidating Dividends, as described below and, with respect to holders of Series I Preferred Stock, the Series I Liquidation Preference (with respect to each share of Series I Preferred Stock), to be paid (A) pro rata on a pari passu basis among all holders of Senior Preferred Stock, and (B) prior to any liquidation payments to the other holders of Preferred Stock under this Section 4 and to the holders of Common Stock. For purposes of this Section 4B(ii), each share of Series H Preferred Stock shall accrue Special Liquidating Dividends at the rate of $.025 per annum.

5. Restrictions. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law, without the approval of the holders of at least 70% of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single series or class, the Corporation will not:

5A. Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets;

5B. Create or authorize the creation of any additional class or series of shares of stock, or reclassify the shares of any existing class or series of stock, or increase the authorized amount of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock or Series I Preferred Stock or increase the authorized amount of any additional class or series of shares of stock, or create or authorize any obligation or security convertible into shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock or Series I Preferred Stock or into shares of any other class or series of stock, whether any such creation, authorization or increase shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise;

5C. Amend, alter or repeal its Certificate of Incorporation or its By-Laws;

5D. Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; or

5E. Consent to the repurchase or redemption of any shares of stock or options to purchase stock of the Corporation other than the repurchase or redemption of shares of Common Stock from former employees or consultants authorized by a vote of the Board of Directors.

6. Conversions. The holders of shares of Preferred Stock shall have the following conversion rights:

6A. Right to convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on Preferred Stock) into an equal number of shares of Common Stock (e.g., on a one-for-one basis). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock or Series I Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subsection 6A and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subsection 6B. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subsection 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

6D. Subdivision or Combination of Common Stock. In case the Corporation shall, after the Original Issue Date, at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which a share of Preferred Stock is then convertible immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock into which a share of Preferred Stock is then convertible immediately prior to such combination shall be proportionately reduced.

6E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected after the Original Issue Date in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments under Section 6D or Section 6E) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

6F. Notice of Adjustment. Upon any adjustment, pursuant to Section 6D or 6E above, the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Preferred Stock to Common Stock conversion ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

6G. Other Notices. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

6H. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the original issue price for each series of Preferred Stock (taking into account any adjustment pursuant to Section 6 including Sections 6D and 6E). The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of Preferred Stock to Common Stock conversion ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of Preferred Stock would exceed the total number of shares of Common Stock then authorized by this Certificate of Incorporation.

6I. No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

6J. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Preferred Stock which is being converted.

6K. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

6L. Definition of Common Stock. As used in this Section 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $.001 per share, as constituted on the date of filing of this Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subsection 6E.

6M. Mandatory Preferred Stock Conversion. Immediately prior to (A) the closing of the sale of Common Stock by the Corporation in a firm commitment underwritten public offering of shares of Common Stock in which the aggregate price paid for such shares by the public shall be at least $25,000,000 (a “Qualified Public Offering”) then, effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, or (B) the date and time, or the occurrence of an event, specified by vote at a meeting or written consent of the holders of at least 70% of the then outstanding shares of Preferred Stock (voting together as a single class), then all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section 6. Holders of shares of Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subsection 6C. Until such time as a holder of shares of Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

II. COMMON STOCK

1. Priority. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject to and subordinate to those that may be fixed with respect to Preferred Stock.

2. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation. Except as otherwise provided by this Certificate of Incorporation or by law, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters as to which the Common Stock is entitled to vote.

3. Dividends. Subject to provisions of law, this Certificate of Incorporation and the rights of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in their sole discretion.

4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(1) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation; and

(2) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation; and

(3) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation; and

(4) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

SIXTH: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article EIGHTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or Common Stock who has a representative serving as a director of the Corporation or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless (a) it is reasonably apparent that such matter, transaction or interest relates to the Corporation’s business and (b) such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 29 day of April, 2008.

By:	/s/ Stephen A. Remondi
Stephen A. Remondi, President